Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Blue Sphere Corp. Amendment No. 1 to Registration Statement No. 333-178488 on Form S-1 of our report, dated January 1, 2012, on the financial statements of Blue Sphere Corp. as of September 30, 2011 and September 30, 2010 and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended and period from inception to September 30, 2011. Our report dated January 1, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

April 2, 2012